EXHIBIT 99.1

For Immediate Release October27, 2005	Final Contact: Dan Kelly (919) 774-6700

THE PANTRY COMMENTS ON FISCAL 2005 RESULTS

Preliminary Results Above Previous Guidance

Discloses Initial Fiscal 2006 EPS Guidance of $2.55-$2.65

Sanford, North Carolina, October 27, 2005—The Pantry, Inc. (NASDAQ: PTRY), the leading independently operated convenience store chain in the southeastern U.S., today announced that it expects fiscal 2005 earnings per share to substantially exceed its previous guidance.

Based on preliminary, unaudited data, the Company expects to report diluted earnings per share for its fiscal year ended September 29, 2005 in a range between $2.55 and $2.60, including charges of approximately $0.22 per share related to store closings, impairment charges, and uninsured losses associated with Hurricane Katrina, compared with the previous guidance range of $2.10 to $2.15. Diluted earnings per share for fiscal 2004, excluding a number of financing-related charges, were $1.54. Comparable store merchandise sales and gasoline gallons sold for fiscal 2005 increased 5.3% and 4.7%, respectively.

President and Chief Executive Officer Peter J. Sodini said, “These excellent preliminary annual results reflect the success of our strategies implemented over the past few years to better diversify and secure our gasoline supply, rebrand and reimage our stores, and enhance our merchandising offerings with private label and expanded food services. In addition, our fourth fiscal quarter benefited from the acquisitions we completed in the latter half of the year and an exceptionally strong contribution from our gasoline segment in a very volatile market. These benefits were partially offset by charges related to our decision to close 19 underperforming stores.”

Mr. Sodini continued, “For fiscal 2006, assuming that gasoline margins approximate about 12.5 cents per gallon, we currently expect fiscal 2006 earnings per share in a range between $2.55 and $2.65. On the plus side, we are looking forward to continued growth in our merchandise business and achieving the expected accretion from acquisitions completed in 2005. However, a number of financial items, including expensing stock options for the first time, an increase in shares outstanding and a higher tax rate, will also affect our reported results by a total of $0.15 to $0.20 per share in fiscal 2006.”

Additional information will be available when final fiscal 2005 results are announced and on the Company’s next earnings conference call.

About The Pantry

Headquartered in Sanford, North Carolina, The Pantry, Inc. is the leading independently operated convenience store chain in the southeastern United States and one of the largest independently operated convenience store chains in the country, with net sales for fiscal 2005 of approximately $4.4 billion. As of September 29, 2005, the Company operated 1,400 stores in eleven states under a number of banners including Kangaroo Express(SM), Cowboys(SM), and Golden Gallon®. The Pantry’s stores offer a broad selection of merchandise, as well as gasoline and other ancillary services designed to appeal to the convenience needs of its customers.

Use of Non-GAAP Measures

We use earnings per share excluding certain financing-related expense items to evaluate our operations. Management believes this presentation is appropriate and enables investors to compare more accurately our ongoing financial performance over the periods presented. The information regarding earnings per share excluding certain financing-related expense items as presented here may not be comparable to similarly titled measures reported by other companies. We have attached a quantitative reconciliation of earnings per share to earnings per share excluding certain financing-related expense items.

Safe Harbor Statement

Statements made by the Company in this press release relating to future plans, events, or financial performance are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the Company’s current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially from the results and events anticipated or implied by such forward-looking statements. Any number of factors could affect actual results and events, including, without limitation: fluctuations in domestic and global petroleum and gasoline markets; realizing benefits of the fuel supply agreements, the risk that our ability to finance future transactions could be adversely affected due to our recent restatement of certain of our financial statements; our ability to take advantage of expected synergies in connection with acquisitions; the actual operating results of stores acquired; changes in the competitive landscape of the convenience store industry, including gasoline stations and other non-traditional retailers located in the Company’s markets; the effect of national and regional economic conditions on the convenience store industry and the markets we serve; the effect of regional weather conditions on customer traffic; financial difficulties of suppliers, including our principal suppliers of gas and merchandise and their ability to continue to supply our stores; environmental risks associated with selling petroleum products; governmental regulations, including those regulating the environment; and acts of war or terrorist activity. These and other risk factors are discussed in the Company’s Annual Report on Form 10-K as amended, and in its other filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release are based on the Company’s estimates and plans as of October 27, 2005. While the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so.